Exhibit 10.12

VALNEVA SE Terms and Conditions of the Employee Stock Option Plan 2013

1. Preamble

1.1

The goal of the Employee Stock Option Plan which is the subject of these Terms and Conditions (hereinafter “ESOP 2013”) is to promote the interests of VALNEVA SE (hereinafter “VALNEVA” or “Company”) by offering an incentive to all executive and non-executive employees who qualify hereunder (hereinafter “Beneficiary Employees”) of VALNEVA and its subsidiaries (hereinafter “Group”) to acquire shares in VALNEVA. Consequently, this should motivate the employees and at the same time let them participate in the increase in value of VALNEVA. In addition, these Terms and Conditions shall apply, mutatis mutandis, to any stock option grants to members of the Valneva Management Board to the extent these do not contradict any separate terms and conditions specific to grants to the members of the Management Board as set out by applicable law or the Supervisory Board.

1.2

The stock options are being granted by way of a voluntary and single plan and do not give rise to a legal right for a subsequent or similar plan. For the avoidance of doubt, this ESOP 2013 shall not replace any employee stock option plan that is still current and effective for Beneficiary Employees who are former employees of the former Vivalis SA.

1.3

Any grant of stock options to Beneficiary Employees who are former employees of the former Intercell AG in lieu of Intercell stock options waived by such Beneficiary Employees in the course of the merger between Intercell AG and the former Vivalis SA is voluntary and does not give rise to any legal right in regard to the waived options. Any such granted stock options are subject to these Terms and Conditions as all other stock options granted pursuant to this ESOP 2013.

2. Description of the options

2.1

All Beneficiary Employees who have been granted stock options by the Management Board shall be entitled to convert each single option into a single common share of VALNEVA stock subject to the payment of the strike price and the Terms and Conditions set forth herein below. The right to exercise the options is limited by the terms below and may only be exercised during the designated time frames.

2.2	To convert the options, new shares may be issued by the Company from an increase of the nominal share capital pursuant to French law.

3. Granting of options

3.1	The options shall be granted solely by the Management Board by way of a grant letter issued individually to each Beneficiary Employee.

3.2

Each individual option shall give its beneficiary the right of conversion into one common share. The number of options granted to an individual Beneficiary Employee will be determined by the Management Board.

3.3

The strike price will be indicated by the Management Board in the grant letter at the time of granting the options. The strike price shall be the amount that the Beneficiary Employee is required to pay to exercise the options pursuant to Section 5.1.

3.4	The granting of the options to the Beneficiary Employees shall be free of charge, subject to all applicable taxes and duties, if any.

3.5

The strike price of options under Valneva ESOP 2013 shall be equal to 90% of the average closing share price of Valneva shares on the twenty stock exchange trading days on Euronext Paris preceding the date the options are granted. In exceptional cases, French law may require the Management Board to adjust the strike price.

4. Time for the exercise of options

4.1

The exercise of the options may be declared within a time period specified for this purpose. The time for the exercise of options (hereinafter the “Time Frame”) shall be a period of up to two weeks announced by the Management Board of VALNEVA. There will be up to two exercise Time Frames per calendar year, one of which will begin on the day after the annual ordinary shareholders’ meeting, unless a Lock-Up Period, as defined in Section 7.1 below, necessitates a later start of such Time Frame.

4.2

50 percent of the options granted to the Beneficiary Employees may be first exercised 24 months from the date the options were granted, pursuant to these Terms and Conditions. The remaining 50 percent may be first exercised 48 months from the date the options were granted. The exercise of options may only be declared within a Time Frame pursuant to Section 4.1.

4.3	The Company reserves the right to break or to suspend a Time Frame in accordance with applicable laws and regulations.

4.4

The options which have become exercisable in a Time Frame but are not exercised during the Time Frame can be exercised during the subsequent Time Frame. The exercise may not be declared after the tenth anniversary of the date on which the options were granted.

4.5

In the event that the exercise of options is declared at a time when there is no right to exercise the option, the exercise of the option must be declared again during the subsequent Time Frame if the exercise is desired at this point in time.

4.6

In case of a change of control by way of taking over more than 50 percent of the outstanding voting rights of the Company (be it through an acquisition, merger or transfer of essentially all of the assets of the Company) by a single party or two or more parties acting in concert, all outstanding options become exercisable with the effectiveness of the take over and an exercise Time Frame shall begin immediately thereafter. However, the Company shall have the right to a cash settlement, provided that the same value per share paid in the take over transaction is applied for calculating the cash compensation amount.

5. Declaration of exercise of the options

5.1

The exercise of the options shall be declared with an exercise letter addressed to the Company. The exercise of the options shall be considered to be in time if the exercise letter is received by the Company at the earliest on the first day of the Time Frame and at the latest at 6 p.m. Paris time on the last day of the Time Frame. The exercise letter must be completed and signed by the Beneficiary Employee.

5.2

The options may only be exercised by Beneficiary Employees whose employment with a VALNEVA Group company has not terminated at the first day of the Time Frame. This does not apply with respect to options which were not exercised but were exercisable during a previous Time Frame as long as the options are exercised during the first Time Frame following the termination of employment.

6. Payment and receipt of the shares

6.1	The strike price must be paid in full by the Beneficiary Employee by the last day of the respective Time Frame to the Company into an account designated by the Company.

6.2

By paying the full strike price, the Beneficiary Employee shall become the beneficial owner of the shares at the last day of the respective Time Frame notwithstanding that the shares may be held for the Beneficiary Employee by a custodian as described in Section 6.3.

6.3

Provided that all applicable taxes and duties have been paid, the Beneficiary Employee shall receive the shares in the Company within twenty stock exchange trading days following the end of the respective Time Frame.

7. Disposal of shares, income tax

7.1

The Beneficiary Employee may, subject to the restrictions of Section 7.2, freely dispose of the shares received upon exercise of the options. This shall not apply during a period of trading restriction announced by the Company (hereinafter “Lock-up Period”), which may be announced unilaterally by the Company as a result of the rules of the then current Company policy for handling of insider information and stock trading by employees and directors (hereinafter the “Compliance Code”). During the Lock-up Period neither shall the shares be sellable nor may the Beneficiary Employee dispose of the shares in any other way, and in particular not by means of collateralization or derivative transactions (e.g. options, futures).

7.2

For Beneficiary Employees resident in the United States, the common shares acquired under the ESOP 2013 will be “restricted securities” as defined by Rule 144 under the Securities Act of 1933, as amended (the “Act”). In connection with the exercise of an option, each Beneficiary Employee resident in the United States shall be required to acknowledge and agree that the common shares so acquired (i) may only be sold or otherwise transferred in a transaction that does not require registration under the Act and (ii) will not be deposited in any unrestricted depositary receipt program that VALNEVA may establish until such shares can be sold without any restrictions under Rule 144 under the Act. These restrictions shall not otherwise restrict a Beneficiary Employee’s ability to sell the shares at any time, provided the sale is conducted in a manner that does not violate the U.S. securities laws.

7.3

All taxes and fees relating to the exercise of the options or the sale of the shares, in particular (but not only) income tax and social security contribution, shall be borne by the Beneficiary Employee. In the event that the Company is required to withhold and submit the taxes and duties owed by the Beneficiary Employee to the tax authorities, the Beneficiary Employee must transfer the money pursuant to Section 6.3 to the Company prior to the transfer of the shares to a safe-deposit facility with a domestic credit institution designated by the Beneficiary Employee.

7.4

If a tax relief for gains realized from employee stock option programs may be applicable, the Company will inform the Beneficiary Employees prior to each Time Frame with regard to the basics of tax law.

8. Period of option; lapse

8.1	The options may be exercised until the tenth anniversary of the date on which the option was granted. Options not exercised by this time will lapse without compensation.

8.2	In the event that insolvency proceedings are initiated with respect to the Company or the Company becomes insolvent, the options shall lapse without compensation.

8.3

Upon termination of employment with the Group the options shall lapse without compensation, subject to Section 9.1 herein below. This does not apply with respect to options which were not exercised but were exercisable during a previous Time Frame provided that the options are exercised during the first Time Frame following the termination of employment.

8.4	All granted options not exercisable prior to the date of a Beneficiary Employee’s death shall lapse without compensation. Exercisable options may be exercised pursuant to Section 9.2.

8.5

In the event of lapse or expiration of options it shall not be necessary for the Company to inform the Beneficiary Employee or to take any other action. The Beneficiary Employee shall have no right to any sort of compensation in the event of lapse or expiration of options.

9. Unassignability of options

9.1	The options granted under the ESOP 2013 to Beneficiary Employees shall not be transferable, negotiable, or eligible as collateral except through transfer by death (i.e. disposition by will or law).

9.2

Options may only be exercised personally by the Beneficiary Employee during his or her lifetime or by his or her legal representative. During the six months directly following the date of death of the Beneficiary Employee, only his or her heir or the legal representative of the heir, in each case as identified by corresponding documentation submitted to the Company, may declare the exercise of all options not yet exercised, and the options shall be exercised during the Time Frame concurrent with the declaration or, if there is no Time Frame at the time the exercise is declared, during the Time Frame directly subsequent to the declaration. Only after exercising the option, the shares so received may be assigned subject to the Terms and Conditions of the ESOP 2013 and to potentially additionally applicable legal provisions.

10. No shareholder’s rights and no right to dividend; dilution protection

10.1

Until the day on which the Company awards the shares, the Beneficiary Employee shall not have any shareholder’s rights, in particular no rights to receive dividends. Following the award of the shares pursuant to the Terms and Conditions, the shareholder’s rights and the rights to receive dividends shall be subject to the applicable laws.

10.2

In the event of a stock split which does not change the nominal share capital, the number of the options granted to the Beneficiary Employees shall increase in the same proportion as that of the new shares to the old shares which are being replaced, without the need for the Company to grant further options.

10.3

In the event of a nominal increase in the amount of issued shares of VALNEVA by way of conversion of reserves and profits, the right of the Beneficiary Employees to convert each option into a single common share will increase in the same proportion as that of the increase in the number of shares.

10.4

The Company shall not have the right to cancel an option, other than through acceleration according to Section 4.6. or through substitution of economically equivalent options. This also applies if the Company changes its legal form, if the Company is acquired by or merges with another company or if essentially all of the Company’s assets are transferred to another company. For avoidance of doubt, any exercisable options whose strike price is higher than the share price (under water) at the time of any such transaction will lapse without compensation. For further avoidance of doubt, any acquisition, merger or transfer of essentially all of the assets of the Company which does not lead to a holding of more than 50 percent of the outstanding voting rights of the Company or its successor by a single party or two or more parties acting in concert, does not trigger an acceleration according to Section 4.6 but may give rise to the substitution of the options by options in a successor company.

11. Expenses

11.1

All expenses resulting from the implementation of the ESOP 2013, and in particular the expenses of the increase of the nominal share capital and the expenses of the administration of the ESOP 2013, shall be borne by the Company.

11.2

All expenses resulting from the exercise of the options, such as potential costs of a broker account and potential taxes and fees triggered by the exercise of the options, shall be borne by the Beneficial Employees pursuant to Section 6.3. The expenses for proper consultation, particularly with regard to legal or tax advice, will be borne by each Beneficial Employee.

12. Final Terms

12.1

In the event that a clause of these Terms and Conditions and/or a requirement arising out of these Terms and Conditions is ineffective or infeasible, the effectiveness of the other terms shall not be affected. The ineffective or infeasible term shall be substituted by a term that reflects the underlying intentions of the ineffective or infeasible term. This rule analogously applies in case of omissions.

12.2	These terms and conditions are drawn up in French, and in English, with only the English version being legally binding.

12.3	All rights and obligations based on the ESOP 2013 and all fees resulting from, or based on the ESOP 2013 shall be governed by French law without regard to its choice of law principles.

12.4	The legal venue shall be the commercial court of Paris with subject matter jurisdiction.

12.5

The Company shall have the right to terminate or amend the ESOP 2013 at any time subject to applicable law and regulations; provided, however, that except as otherwise permitted under this ESOP 2013, no such termination or amendment shall adversely affect the rights of any option held by a Beneficiary Employee at the time of the termination or amendment without such Beneficiary Employee’s consent.

VALNEVA SE

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